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                                                                    EXHIBIT 99.1


                                    CONSENT


         The undersigned hereby acknowledges that he has agreed with BroadbandNOW, Inc., a Delaware corporation (the "Company"), to serve as a Director of the Company, upon his due appointment or election, and consents to all references to him that may be included in the prospectus or made a part of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any amendment thereto, and any related documents, on the condition that he will be provided a reasonable opportunity to review any such reference to confirm the accuracy thereof.


Dated as of January 26, 2000


                                      By:  /s/ GARY S. HOWARD
                                         ------------------------
                                               Gary S. Howard